Bingham McCutchen LLP

2020 K Street NW

Washington, DC 20006-1806

www.bingham.com

January 18, 2013

Nuveen AMT-Free Municipal Value Fund

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen AMT-Free Municipal Value Fund (File Nos. 333-183552 and 811-22253)

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 2 under the Securities Act of 1933 to the Registration Statement of Nuveen AMT-Free Municipal Value Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP